Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 18, 2017, relating to our audits of the balance sheets of Jiff, Inc. as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended in the Registration Statement (Form S-4) and related Proxy Statement and Prospectus of Castlight Health, Inc. for the registration of shares of its Class B common stock in connection with its merger with Jiff, Inc.

/s/ Frank, Rimerman + Co, LLP.

Palo Alto
February 1, 2017